Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-228839) pertaining to the 2014 Stock Incentive Plan and the 2017 Stock Incentive Plan of Aurora Mobile Limited,
(2)	Registration Statement (Form S-8 No. 333-262205) pertaining to the 2021 Share Incentive Plan of Aurora Mobile Limited,
(3)	Registration Statement (Form S-8 No. 333-274505) pertaining to the 2023 Share Incentive Plan of Aurora Mobile Limited, and
(4)	Registration Statement (Form F-3 No. 333-260944) of Aurora Mobile Limited;

of our report dated April 12, 2024, with respect to the consolidated financial statements of Aurora Mobile Limited included in this Annual Report (Form 20-F) of Aurora Mobile Limited for the year ended December 31, 2023.

/s/ Ernst & Young Hua Ming LLP
Shenzhen, The People’s Republic of China
April 12, 2024